Exhibit 99.1

Key Technology Announces 2005 First Quarter Results

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) today announced sales and operating results for the first quarter of fiscal 2005 ended December 31, 2004.

Sales for the three-month period ended December 31, 2004 totaled $14.6 million, compared to $18.7 million recorded in the same quarter last year. Net loss for the quarter was $442,000 or $0.09 per diluted share, compared with net earnings of $505,000, or $0.10 per diluted share, in the same period a year ago. During the quarter, the Company received a one-time settlement of $500,000 related to resolution of a dispute with a licensee over a breach of the licensing agreement.

Gross profit for the first quarter of fiscal 2005 was $5.3 million compared to $7.1 million in the corresponding period last year. As a percentage of sales, gross profit was 36.4% compared to 37.6% in the first quarter of fiscal 2004. The decrease in gross profit margin was driven primarily by a lower volume of higher margin automated inspection systems and underutilization of manufacturing resources.

Operating expenses for the quarter ended December 31, 2004 were $6.5 million, or 44.4% of sales, compared to $6.4 million, or 33.9% of sales in the same quarter last year. As expected, operating expenses for the first quarter of fiscal 2005 declined compared to the $7.4 million of operating expenses in the fourth quarter of fiscal 2004 as a result of a previously announced reduction in workforce and a focus on expense control. Excluding severance charges recorded in the fourth quarter, the operating expense reduction from the fourth quarter of fiscal 2004 was approximately $650,000.

Kirk Morton, President and CEO commented, “Although expenses as a percent of sales were higher than the year ago quarter, at this time we believe that our operating expense level is appropriate to maintain a balance between current results and long term plans.”

New orders received during the first quarter were $16.6 million, compared to $18.0 million in the same period last year, reflecting a decline in orders from customers in the tobacco industry. The Company’s backlog at December 31, 2004 was $14.9 million, compared to a backlog of $19.5 million in the same quarter last year, but increased by 17% from the prior quarter and includes a higher percentage of automated inspection systems and parts and service orders compared to the fourth quarter of fiscal year 2004.

Commenting on the quarterly results, Morton said, “Our first quarter results reflect both a typical seasonal influence and the on-going challenges in our markets, as we continued to experience project deferrals from our domestic customers. As the second quarter progresses, we should develop a clearer picture of whether or not we will see a rebound in investments from our customers in seasonal processing markets in the US.

“Total shipments for the quarter were down as a result of a lower beginning backlog, compared to the prior year. We are encouraged that our backlog level increased during the first quarter and that it contains a favorable product mix. Orders and revenues from international markets were also encouraging during the quarter, with shipments up 6% from last year’s first quarter and international shipments representing 56% of total shipments during the quarter.”

Conference Call
The Company's conference call for the December quarter can be heard live on the Internet at 1:30 p.m. Pacific Time on Thursday, January 27th. To access the call, go to www.key.net/investor.cfm at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology
Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	adverse economic conditions, particularly in the food processing industry, may adversely affect the Company's revenues;
•	competition and advances in technology may adversely affect sales and prices;
•	the Company's new products may not compete successfully in either existing or new markets;
•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;
•	the Company's inability to protect its intellectual property may adversely affect the Company's competitive advantage;
•	intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company or its customers by third parties may adversely affect the Company’s results of operations and its customer relations.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Exhibit 99.1, "Forward-Looking Statement Risk and Uncertainty Factors", to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2004.

Note: News releases and other information on Key Technology, Inc. can be accessed at www.key.net on the Internet.

-TABLES FOLLOW-

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,
	2004		2003

Net sales		$14,571	$18,743
Gross profit		5,305	7,056
Operating expenses
Selling and marketing		3,031	3,321
Research and development		1,340	1,137
General and administrative		1,766	1,571
Amortization of intangibles		331	331
Total operating expenses		6,468	6,360
Earnings (loss) from operations		(1,158)	696
Earnings (loss) before income taxes		(731)	770
Net earnings (loss)		(442)	505
Assumed dividends on mandatorily redeemable preferred stock		--	10
Net earnings (loss) available to common shareholders		(442)	495
Net earnings (loss) per common share
- basic		$(0.09)	$0.10
- diluted	$	(0.09)	$0.10
Weighted average common and common equivalent shares outstanding
- basic		4,996	4,816
- diluted		4,996	5,188

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	December 31,	September 30,
	2004	2004
	(in thousands)

Cash and cash equivalents	$11,325	$8,817
Trade accounts receivable, net	6,704	9,336
Inventories	14,870	13,633
Total current assets	36,549	35,002
Property, plant and equipment, net	4,842	5,046
Goodwill and other intangibles, net	9,585	9,916
Total assets	53,351	52,514
Current portion of long-term debt and short-term borrowings	1,199	1,210
Current portion of mandatorily redeemable preferred stock and warrants	1,559	1,595
Total current liabilities	14,856	14,011
Long-term debt, less current portion	2,106	2,323
Shareholders' equity	36,061	36,044

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CONTACT:	Key Technology, Inc., Walla Walla
Phyllis Best, Chief Financial Officer - 509-529-2161